December 28, 2017

VIA EDGAR

United States Securities and Exchange Commission

Re:	Asanko Gold Inc. (the “Company”) Registration Statement on Form F-10 dated December 28, 2017 (the "Registration Statement")

The undersigned hereby consent to the use of his name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

  “Asanko Gold Definitive Feasibility Study, National Instrument 43-101 Technical Report” dated effective June 5, 2017 as amended and restated December 20, 2017 and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement. This consent extends to any amendments to the Registration Statement, including any post-effective amendments.

Sincerely,

“David J T Morgan”
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David J T Morgan, M.Sc Eng (Civil), CPEng